================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             POLYPHASE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             POLYPHASE CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                [POLYPHASE CORPORATION LETTERHEAD APPEARS HERE]


                                March 23, 1998



Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Polyphase Corporation (the "Company"), which will be held at the Renaissance Dallas North Hotel located at 4099 Valley View Lane, Dallas, Texas 75244 on April 24, 1998 at 10:00 a.m. Central Time.

     At the Annual Meeting, you will be asked to consider and vote upon the following: (1) the election of four directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified and (2) the transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     Whether or not you plan to attend the meeting, please date, sign, and return the enclosed proxy for your shares of stock in the enclosed prepaid envelope. Your cooperation in returning your executed proxy promptly is appreciated. If you do attend the meeting, you may vote in person, which will effectively revoke any proxy previously submitted.

                                    Sincerely,

                                    /s/ JAMES RUDIS

                                    James Rudis
                                    Chairman of the Board and
                                    Chief Executive Officer

                             POLYPHASE CORPORATION
                            4800 BROADWAY, SUITE A
                             DALLAS, TEXAS  75248

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1998

To the Stockholders of Polyphase Corporation:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Polyphase Corporation, a Nevada corporation (the "Company"), will be held at the Renaissance Dallas North Hotel located at 4099 Valley View Lane, Dallas, Texas 75244 on the 24th day of April, 1998 at 10:00 a.m. Central Time for the following purposes:

          1. To elect four (4) directors of the Company to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; and

          2. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 16, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten
(10) days prior to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting; WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. Your proxy will be returned to you if you should be present at the Annual Meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Don E. McMillen, Secretary



March 23, 1998
Dallas, Texas

                             POLYPHASE CORPORATION
                            4800 BROADWAY, SUITE A
                             DALLAS, TEXAS  75248

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 24, 1998

                          ___________________________

                   SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited by the Board of Directors on behalf of Polyphase Corporation, a Nevada corporation (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on April 24, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. WHEN PROXIES IN THE ACCOMPANYING FORM ARE PROPERLY EXECUTED AND RECEIVED, THE SHARES REPRESENTED THEREBY WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE DIRECTIONS NOTED THEREON; IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY MATTERS PROPERLY PRESENTED UNDER PROPOSAL 2.

     Management does not intend to present any business at the Annual Meeting for a vote other than the election of directors (Proposal 1) and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     The executive offices of the Company are located at, and the mailing address of the Company is, 4800 Broadway, Suite A, Dallas, Texas 75248.

     This proxy statement (the "Proxy Statement") and accompanying proxy are being mailed on or about March 23, 1998. The Company's Annual Report on Form 10-K covering the fiscal year ended September 30, 1997 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

     Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date, or by giving written notice of revocation to the Company addressed to Don E. McMillen, Secretary, Polyphase Corporation, 4800 Broadway, Suite A, Dallas, Texas 75248; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, par value $.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock and other costs of solicitation, are to be borne by the Company.

                               QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 16, 1998 (the "Record Date"). On the Record Date, there were 14,376,171 shares of Common Stock issued and outstanding.

     Each holder of Common Stock as of the Record Date is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor its Bylaws allow for cumulative voting rights.
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of each of the nominees for director. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum, and will have no effect on the outcome in the election of directors (Proposal 1).

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by each person or group who owned, to the Company's knowledge, more than five percent of the Common Stock, each nominee and each of the Company's directors, the Company's Chief Executive Officer, and all of the Company's directors and executive officers as a group.

                                                                        PERCENT
                                      AMOUNT AND NATURE OF BENEFICIAL     OF
             NAME                              OWNERSHIP (1)           CLASS (1)
------------------------------------  -------------------------------  ---------

James Rudis.........................             557,900  (2)             3.8%

William E. Shatley..................             404,700  (3)             2.8

Michael F. Buck.....................              30,100  (4)              *

George R. Schrader..................              80,000  (5)              *

Harold Estes........................           3,921,200  (6)            27.3

Merrill Lynch.......................             800,000  (7)             5.3

Black Sea Investments, Ltd..........             942,674  (8)             6.2

Infinity Investors Limited..........           2,083,333  (9)            12.7

All directors and executive officers
 as a group (4 persons).............           1,072,700 (10)             7.1

----------------
*    Less than 1%.

(1) Except as noted, to the knowledge of the Company, the listed persons and entities have sole investment power and sole voting power as to all shares of Common Stock for which they are identified as being the beneficial owners. Information as to beneficial ownership has been furnished to the Company by such persons. Such presentation is based on 14,376,171 shares of Common Stock outstanding as of the Record Date.

(2) Includes 276,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(3) Includes 246,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date. Includes 158,200 shares that Mr. Shatley may be deemed to beneficially own as a general partner in a family limited partnership.

(4) Includes 30,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(5) Includes 80,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(6) Mr. Estes' address is Highway 59 South, Route 15, Box 9475, Lufkin, Texas 75901. Includes 2,000,000 shares owned by the Pyrenees Group, for which Mr. Estes has sole voting power, and which is held as collateral by Mr. Estes on the Company's note payable to Mr. Estes.

(7) For purposes of the table above, Merrill Lynch consists of Merrill Lynch World Income Fund, Inc. ("MLW") and Convertible Holdings, Inc. ("CH"). The address of MLW and CH is c/o Merrill Lynch Asset Management, 800 Scudders Mill Road, Plainsboro, New Jersey 08536. This figure includes 400,000 shares of Common Stock into which certain of the Company's bonds held by Merrill Lynch are convertible within 60 days subsequent to the Record Date; such figure is subject to adjustment as specified in the indenture governing the terms of such bonds. Also includes 400,000 shares that could be purchased pursuant to the exercise of certain warrants held by Merrill Lynch exercisable within 60 days subsequent to the Record Date.

(8) The address of Black Sea Investments, Ltd. ("Black Sea") is Cockburn House, Cockburn Town, Grand Turk, Turks & Caicos Islands. Includes 296,293 shares of Common Stock into which certain of the Company's preferred stock held by Black Sea is convertible within 60 days subsequent to the Record Date.
     Also includes 500,000 shares that could be purchased pursuant to the exercise of certain warrants held by Black Sea which are exercisable within 60 days subsequent to the Record Date.

(9) The address of Infinity Investors Limited ("Infinity") is 38 Hertford Street, London W1Y7TG, England. Includes 2,083,333 shares of Common Stock into which certain of the Company's preferred stock (and accrued dividends thereon) held by Infinity is convertible within 60 days subsequent to the Record Date.

(10) Includes 633,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the date hereof.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)


     The Bylaws of the Company provide that the number of directors that shall constitute the whole board shall be not less than one (1) nor more than nine
(9). The number of directors presently comprising the Board of Directors is four (4).

NOMINEES

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the next annual meeting of stockholders or until their respective successors shall have been duly elected and shall have qualified. Each of the nominees is presently a director of the Company.

     Information regarding each nominee is set forth in the table and text below:

                           YEAR FIRST
                            ELECTED                 PRESENT
      NOMINEE         AGE   DIRECTOR             OFFICE(S) HELD
      -------         ---   --------             --------------

James Rudis            48     1992        Chairman of the Board, President
                                          and Chief Executive Officer

William E. Shatley     51     1998        Senior Vice President, Treasurer,
                                          Chief Financial Officer and Director

Michael F. Buck        60     1989        Director

George R. Schrader     66     1994        Director


     JAMES RUDIS was elected to the Board of Directors in December 1992 and became Chairman and Chief Executive Officer in February 1998. Mr. Rudis has served as President of the Company since July 1997. He previously served as Executive Vice President of the Company from March 1994 until July 1997. He is President of Quorum Corporation, a private consulting firm involved in acquisitions and market development and has held that position since September 1984. From 1970 until 1984, he held various executive positions in CIT Financial Corporation, including Vice President and Regional Manager of that company's Commercial Finance Division.

     WILLIAM E. SHATLEY was named to the Board of Directors in February 1998 and has served as Senior Vice President and Treasurer of the Company since March 1994. He joined the Company in an executive capacity in October 1993, having previously served the Company on an advisory basis since the relocation of its corporate offices to Texas in 1992. Mr. Shatley, a Certified Public Accountant since 1970, previously conducted his own consulting and accounting practice (1982-1993), after having served as Vice President and Chief Financial Officer of Datotek, Inc., a manufacturer of electronic communications security equipment (1977-1982) and in an executive capacity with Arthur Andersen & Co. (1968-1977).

     MICHAEL F. BUCK is President of Mimatian Co., an operations and materials consulting firm. From August 1990 to August 1994, Mr. Buck served as Vice President of Bath Iron Works, Inc., a company engaged in building Aegis Class cruisers and destroyers for the United States Navy. From August 1989 to August 1990, Mr. Buck was a Vice President of Sabreliner Corporation, a company engaged in building, maintaining and overhauling executive jet aircraft. From March 1986 to August 1989, Mr. Buck was Vice President and Director of Procurement for International Telephone and Telegraph. He became a director of the Company in December 1989.

     GEORGE R. SCHRADER was appointed as a director in March 1994 to fill a vacancy on the Board. He is currently a named member of Schrader & Cline, LLC, a financial and governmental management consulting firm. From 1983 to 1993, he was a principal of Schrader Investment Company, whose activities paralleled those of Schrader & Cline, LLC. Mr. Schrader's additional experience includes ten years as City Manager for the city of Dallas, Texas and a total of nine years experience as City Manager for the Texas cities of Mesquite and Ennis.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. No nominee is related by blood, marriage, or adoption to another nominee or to any executive officer of the Company or its subsidiaries or affiliates.

     Assuming the presence of a quorum, each of the nominees for director of the Company requires for his election the approval of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting.

BOARD OF DIRECTOR RESIGNATIONS

     In February 1998, Paul A. Tanner resigned as a director of the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board has standing Compensation and Audit Review Committees. The Compensation Committee is comprised of Messrs. Buck and Schrader. During fiscal 1997, the Compensation Committee did not meet. The Compensation Committee (i) administers the Company's employee stock option plans and approves the granting of stock options and (ii) approves compensation for officers.

     The Audit Review Committee is composed of Messrs. Buck and Schrader.
During fiscal 1997, the Audit Review Committee did not meet. Its functions are to (i) recommend the appointment of independent accountants; (ii) review the arrangements for and scope of the audit by independent accountants; (iii) consider the adequacy of the system of internal controls and review any proposed corrective actions; and (iv) review and monitor the Company's policies regarding business ethics and conflicts of interest.

     The full Board of Directors met six times during fiscal 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors and Committees on which such director served.

     The Executive Committee, which was disbanded in June 1997, was composed of Messrs. Tanner and Rudis. During fiscal 1997, the Executive Committee met seven times. Except as restricted under Nevada law, the Executive Committee possessed all of the power and authority of the Board of Directors between meetings of the Board of Directors.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company receive no additional compensation for services as directors. Nonemployee directors receive an annual fee of $1,000 and are also reimbursed for all expenses incident to their service on the Board of Directors.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The table and text below set forth the name, age, current position, and the principal occupation during the last five years of Mr. Harold Estes. Mr. Estes, although not an executive officer, is considered to be a key employee of the Company. Information with respect to the Company's two other executive officers, Messrs. Rudis and Shatley, is set forth above under the caption "--Nominees."

                 Name         Age         Current Position
                 ----         ---         ----------------

              Harold Estes     57  President of Texas Timberjack, Inc.

     Harold Estes is the President of Texas Timberjack, Inc. ("TTI"), a wholly owned subsidiary of the Company. TTI is a distributor of industrial and commercial timber and logging equipment with locations in Lufkin, Jasper, Cleveland and Atlanta, Texas. Mr. Estes has been President of TTI since 1984, when he acquired TTI from Eaton Corporation.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange, Inc. Directors, officers and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all forms they file with the Commission pursuant to Section 16(a).

     Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during fiscal 1997 all filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were satisfied.

                            EXECUTIVE COMPENSATION

     The following table sets forth for fiscal 1997, 1996 and 1995 compensation awarded or paid to Mr. Paul A. Tanner, the Company's previous Chairman of the Board and Chief Executive Officer, Mr. James Rudis, the Company's President and Mr. William E. Shatley, the Company's Senior Vice President, Treasurer and Chief Financial Officer (collectively, the "Named Executive Officers"). Other than as indicated in the table below, no executive officer of the Company received salary plus bonus in excess of $100,000 for the year ended September 30, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                  COMPENSATION
                                        ANNUAL COMPENSATION          AWARDS
                                   -----------------------------  ------------
   NAME AND PRINCIPAL     FISCAL                    OTHER ANNUAL                 ALL OTHER
        POSITION           YEAR     SALARY   BONUS  COMPENSATION  OPTIONS/SARS  COMPENSATION
------------------------  ------   --------  -----  ------------  ------------  -------------
Paul A. Tanner..........  1997     $224,640  $   0   $     --(1)          -         $  -
Chairman, Chief           1996     $196,560  $   0   $     --(1)       130,000      $  -
Executive Officer and     1995     $187,200  $   0   $     --(1)          -         $  -
Director (2)

James Rudis.............  1997     $138,240  $   0   $     --(1)          -         $  -
President and             1996     $120,960  $   0   $     --(1)       130,000      $  -
Director (2)              1995     $115,200  $   0   $     --(1)          -         $  -

William E. Shatley......  1997     $108,000  $   0   $     --(1)          -         $  -
Senior Vice President,    1996     $ 94,500  $   0   $     --(1)       100,000      $  -
Treasurer and Chief       1995     $ 90,000  $   0   $     --(1)          -         $  -
Financial Officer


---------------

(1) The Named Executive Officers each received certain perquisites and other personal benefits from the Company during fiscal 1997, 1996 and 1995. These perquisites and other personal benefits, however, did not equal or exceed 10% of Named Executive Officers, salary and bonus during fiscal 1996, 1995 or 1994.

(2) Mr. Rudis, formerly the Company's Executive Vice President, became President in July 1997, replacing Mr. Tanner in that position.

     No individual grants of stock options were made to the Named Executive Officers during the fiscal year ended September 30, 1997.

     The following table describes for the Named Executive Officers options and the potential realized value for his options as of September 30, 1997, which were granted in prior fiscal years.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     SEPTEMBER 30, 1997 OPTION/SAR VALUES


                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED      IN-THE-MONEY
                       OPTIONS/SARS                OPTIONS/SARS
                       AT SEPTEMBER 30, 1997(#)    SEPTEMBER 30, 1997(1)
                       ------------------------    --------------------------

      NAME             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------  -----------  -------------  -----------  -------------
Paul A. Tanner.......     130,000         --         $--            $--
James Rudis..........     276,500         --         $155,656       $--
William E. Shatley...     246,500         --         $155,656       $--

----------------
(1) Based on $1.8125 per share of Common Stock, which was the closing price per share of Common Stock on September 30, 1997 on the AMEX as reported by the Wall Street Journal.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industries within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration (to the extent that such performance can fairly be attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

     Based on comparative industry data, and after due consideration to the factors mentioned above, the Compensation Committee set Mr. Tanner's salary at $224,640 for fiscal 1997. The Company did not pay any cash bonuses to Mr. Tanner for fiscal 1997. Mr. Tanner resigned as an officer and director of the Company during February 1998.

      The Compensation Committee believes that the compensation of the Company's other executive officers was reasonably related to the performance of the Company and those individuals during fiscal 1997.

                                         COMPENSATION COMMITTEE

                                         Michael F. Buck
                                         George R. Schrader

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Commission Regulation S-K. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of the Company.

COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative return of the Common Stock with that of a Board Market Index (AMERICAN STOCK EXCHANGE) and a Published Industry Index (MG Industry Group 341-Multi-Industry Companies). Each index assumes $100 invested at September 30, 1992, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS
              POLYPHASE CORPORATION, BROAD MARKET AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 9/30/97)

                        [Performance Graph placed here]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

-----------------------------FISCAL YEAR ENDING---------------------------------
COMPANY                1992     1993      1994       1995      1996      1997

POLYPHASE CORP         100     966.67   1533.67     916.67    1833.33   483.33
INDUSTRY INDEX         100     123.65    124.06     153.97     191.94   251.41
BROAD MARKET           100     117.39    119.64     144.16     150.03   182.45


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE PYRENEES OPTION

     In October 1992, the Company's Board of Directors authorized the issuance to the Pyrenees Group, or its assignees, options to purchase up to 1,000,000 shares of convertible preferred stock for $10 per share. The options were issued subject to approval by the Company's shareholders and were approved and ratified at the Company's Annual Meeting held May 31, 1994. Pyrenees, a private investment firm controlled by Paul A. Tanner, former Chairman and Chief Executive Officer, was granted these options as consideration for the sale to the Company of its collected due diligence materials for acquisitions Pyrenees was contemplating, which were to be used by the Company in its own acquisition program. The options, covering Series A, B, C, D and E Preferred Stock, are summarized as follows:

                          PREFERRED  CONVERSION   COMMON
                 SERIES    SHARES      PRICE      SHARES
                --------  ---------  ----------  ---------

                   A        125,000    $  .50    2,500,000

                   B        100,000      1.00    1,000,000

                   C        100,000      2.00      500,000

                   D        200,000      4.00      500,000

                   E        475,000     10.00      475,000
                          ---------              ---------

                          1,000,000              4,975,000
                          =========              =========

     During fiscal 1994 and 1995 Pyrenees exercised and converted Series A, B, and C Preferred Stock into common stock. In November, 1995, Pyrenees exercised the Series D option through the issuance of a 7% recourse note in the amount of $2,000,000, collateralized by the shares issued. During fiscal 1996 the shares were converted to 500,000 shares of common stock. Principal payments of approximately $1,025,000 were made on the note during fiscal 1996 and 1997. The Series E option expired unexercised.

ADVANCES TO RELATED PARTIES

     During fiscal 1994, the Company made aggregate non-interest bearing cash advances to Mr. Tanner in the amount of approximately $282,000. At September 30, 1994, Mr. Tanner had repaid $150,000 of such advances. During fiscal 1995, following the repayment of the unpaid 1994 advances, additional advances amounting to approximately $63,000 were made to Mr. Tanner which were unpaid at September 30, 1995. During fiscal 1996, additional amounts were advanced to or on behalf of Mr. Tanner which aggregated approximately $1.5 million. On December 8, 1995, the aforementioned advances and an unpaid promissory note receivable from Mr. Tanner were refinanced through the issuance to the Company of a 12% unsecured demand note from Mr. Tanner in the principal amount of $2,000,872.

     Also during the above described period, the Company made disbursements to the Pyrenees Group totaling approximately $2.67 million, of which $1,153,000 represented repayment of existing advances from Pyrenees, with the balance representing an advance to Pyrenees of approximately $1.5 million.

     During January 1996, the Company reached an agreement to manage a project to develop and build a multi-purpose sports facility in Las Vegas, Nevada. The project was being developed by PLY Stadium Partners, Inc. ("Stadium Partners"), a private investment firm headed by Mr. Tanner. As part of the agreement, the Company was also entitled to participate in the facility's management, sales of suites and seat options, concessions and events and was to be compensated for such services. The Company agreed to provide to Stadium Partners up to $4 million of debt that (1) was convertible into a 14% economic interest in the project and (2) was guaranteed by Mr. Tanner and Pyrenees. As part of this agreement, the aforementioned accounts receivable from Mr. Tanner and Pyrenees (approximately $3.5 million), together with subsequent amounts advanced, charged or accrued to or on behalf of Stadium Partners were considered as components of the $4 million of convertible debt, bearing interest at 12% and guaranteed by Mr. Tanner and Pyrenees. Through September 30, 1996, the Company advanced an additional $9.3 million.

     During the twelve months ended September 30, 1996, the Company accrued management and service revenues of $2,550,000 and interest income of $790,000 related to the Company's activities with Stadium Partners, the collectibility of which was dependent upon the success of the project and/or the guarantees referred to above. As a result of the terms of the financing arrangements with Lehman described below, Stadium Partners was precluded from making any distributions until permanent project financing was secured or stadium suite sales were made that were sufficient to repay the financing from Lehman. As a consequence of Stadium Partners' inability to effect such sales or obtain such financing by March 15, 1997, in order to make its payment to the Company on such date, the Company established a reserve of $3.34 million as of September 30, 1996, which represents the income accrued in 1996.

     On November 15, 1996, Stadium Partners, through a newly-formed partnership, purchased 62 acres in Las Vegas for the development of the stadium and adjacent convention facility. Financing was provided by Lehman Brothers Holdings, Inc. ("Lehman") through a partnership, Nevada Stadium Partners Limited Partnership ("Nevada Partnership") with Lehman receiving an equity interest in the project.

     The Company has guaranteed the repayment of the loan from Lehman to the Nevada partnership in the above mentioned transaction, in certain circumstances or upon the occurrence of certain events. Such guarantee is effective upon the occurrence of certain conditions, including without limitation if Nevada Partnership files for bankruptcy or insolvency, if representations by the Partnership prove to be fraudulent regarding the financial condition of the Partnership, the land securing the loan is further encumbered or ownership is transferred without the consent of Lehman.

     The loan agreement with Lehman required certain prepayments by Nevada Partnership, the first of which, in the amount of $5.0 million became due in January 1997. This was paid primarily with funds advanced by the Company, of which $2.4 million was obtained from an existing credit line and $2.5 million was obtained from a six month term note, collateralized by the Company's corporate office building. In connection with the loan transaction, the Company entered into a consulting agreement with a principal of the lender, whereby the Company granted such party an option to purchase 200,000 shares of the Company's common stock at $.01 per share; this option was assigned a value of $973,000 which was charged to expense during fiscal 1997.

     The second prepayment requirement of $20.0 million became due in May 1997; this payment was not made. As a result of the failure to make this payment, another agreement was entered into among the borrower, Lehman and the Company as of July 1, 1997. This agreement generally provided forbearance by Lehman until September 30, 1997, to allow additional time to raise the funds to make the principal payment.

     The terms of the forbearance agreement were not met by the September deadline, and the note matured unpaid in November 1997. Stadium Partners and Mr. Tanner continue to pursue various alternatives with respect to the repayment of amounts due Lehman, including among other things, the sale or refinancing of the property. There is no assurance that these efforts will be successful or that the Company can expect to collect any amounts due from Stadium Partners or the guarantors.

     As a result of the above, the Company has recorded a charge to earnings for the year ended September 30, 1997, in the amount of $14.8 million, representing all amounts remaining unpaid by Stadium Partners, net of the reserve established in 1996. Amounts which may subsequently be recovered, if any, will be recognized as income when collection is assured.

     At September 30, 1997, the Company also had an outstanding balance due from Mr. Tanner amounting to $173,526, resulting from advances made to or on Mr. Tanner's behalf during fiscal 1997.

OTHER TRANSACTIONS

     Other assets include an insurance premium receivable from Mr. Harold Estes representing insurance premiums paid by TTI on his behalf. As of September 30, 1997, the insurance premium receivable was $552,006.

     In connection with the purchase of TTI, the Company acquired a note receivable from an officer. The note is secured by marketable securities, is payable within one year and bears interest at 3.96%. As of September 30, 1997 the balance outstanding was $340,071.

                                 OTHER MATTERS
                                 (PROPOSAL 2)


     At the time this Proxy Statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders which would be presented at the Annual Meeting. However, if any matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by said proxies in accordance with their judgement on such matters.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the fiscal year ended September 30, 1997 have been examined by the firm of Ernst & Young LLP ("Ernst & Young"). A representative of Ernst & Young is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to present a proposal for action at the 1999 Annual Meeting of Stockholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices no later than September 28, 1998.



                              BY ORDER OF THE BOARD OF DIRECTORS

                              JAMES RUDIS
                              Chairman of the Board and
                              Chief Executive Officer

March 23, 1998
Dallas, Texas


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED, ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                 FORM OF PROXY

                             POLYPHASE CORPORATION

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


        The undersigned hereby appoints James Rudis or Don B. McMillen, or either of them in the absence of the other, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Polyphase Corporation, a Nevada corporation (the "Company"), to be held on Friday, April 24, 1998 at 10:00 a.m. (central time) at the Renaissance Dallas North Hotel located at 4099 Valley View Lane, Dallas, Texas 75244, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 16, 1998, with all of the powers the undersigned would possess if personally present at such meeting.

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

               !Please Detach and Mail in the Envelope Provided!
-------------------------------------------------------------------------------

[X] Please mark your
    Votes as in this
    example.


               FOR   WITHHELD                                                                             FOR  AGAINST  ABSTAIN
1. ELECTION OF [ ]     [ ]    Nominees:  James Rudis            2. In their discretion, the proxies are   [ ]    [ ]      [ ]
   DIRECTORS                             Michel F. Buck            authorized to vote upon such other
   OF THE                                George R. Schrader        business as may properly come before
   COMPANY (see reverse).                William E. Shatley        the meeting.

FOR all nominees listed at                                          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
right, except authority to vote                                     THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF
withheld for the following                                          DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOUR NOMINEES
nominees  (if any).                                                 FOR ELECTION, AND AT THE DISCRETION OF THE PROXIES WITH
                                                                    REGARD TO PROPOSAL 2.

                                                                    Copies of the Notice of Meeting and of the Proxy Statement
                                                                    have been received by the undersigned.


SIGNATURE(S)                                                        DATE
            ------------------------------------------------------      -------------------------------------------------------

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.